UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2013

Spirit AeroSystems Holdings, Inc.

 (Exact name of registrant as specified in its charter)

Delaware	001-33160	20-2436320
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3801 South Oliver, Wichita, Kansas	67210
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (316) 526-9000

N/A

(Former name or former address if changed since last
report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On May 2, 2013, Spirit AeroSystems Holdings, Inc. (the “Company”) and its wholly-owned subsidiary Spirit AeroSystems, Inc. (“Spirit”) entered into a Retirement and Consulting Agreement and General Release with Jeffrey L. Turner (the “Retirement and Consulting Agreement”). As previously announced, Mr. Turner had resigned from the position of President and Chief Executive Officer of the Company and Spirit, effective April 6, 2013, and Mr. Turner will retire from the Company and Spirit, effective June 30, 2013 (the “Retirement Date”).

The Retirement and Consulting Agreement provides that, for a period of two years starting on the Retirement Date, which may be renewed or extended by the Company’s Chief Executive Officer (the “Consulting Term”), Mr. Turner will provide consulting and transition services to the Company and its Chief Executive Officer. Mr. Turner will receive annual compensation of $335,000 for the provision of such services (“Consulting Fees”). The Retirement and Consulting Agreement also provides that, if Mr. Turner is compensated for his services on the Company’s board of directors (the “Board”) in an amount less than $165,000 per year, whether in the form of cash or equity, his annual Consulting Fees will be increased to an amount such that the total annual Consulting Fees and director fees will not be less than $500,000 in the aggregate.

The Employment Agreement provides that Mr. Turner will receive an annual award under the Company’s Long Term Incentive Plan (the “LTIP”) of $1,540,000 of restricted stock for 2013, which award will be granted at the same time and on the same terms as the LTIP awards granted for 2013 to the Company’s other executives. Grants previously received by Mr. Turner under the LTIP will continue to vest during his two-year consulting term and the two-year period thereafter. The Employment Agreement provides that Mr. Turner will receive an annual award for 2013 under the Company’s Short-Term Incentive Plan (the “STIP”), paid fully in cash, in an amount equal to 50% of the STIP award that he would have received had he remained employed by the Company through December 31, 2013. Mr. Turner’s STIP award of 10,962 shares of restricted stock in respect of 2012, which was granted on February 22, 2013, will become fully vested on the Retirement Date. In addition, in accordance with the terms of the Company’s Supplemental Executive Retirement Plan, Retirement and Savings Plan and Pension Value Plan, Mr. Turner will be entitled to his account balances and accrued benefits, as applicable, following the Retirement Date.

Under the Retirement and Consulting Agreement, Mr. Turner is entitled to continue his health insurance coverage, as mandated by COBRA, to the extent required by applicable law, and is entitled to participate in the Company’s retiree medical insurance plan.

The Retirement and Consulting Agreement contains covenants for the benefit of the Company and Spirit relating to non-competition during and for an extra two years following the Consulting Term, non-solicitation of Company and Spirit employees during and for two years following the Consulting Term and protection of the Company’s and Spirit’s confidential information.

The preceding discussion of the Retirement and Consulting Agreement is qualified in its entirety by the complete text of the Retirement and Consulting Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated by reference herein.

On April 30, 2013, the Board approved the modification of the compensation arrangements for David M. Coleal, the Company’s Executive Vice President/General Manager for Fuselage Segment, Oklahoma Operations and John A. Pilla, the Company’s Senior Vice President/General Manager for Propulsion & Aerostructures, effective as of May 3, 2013. The decision to modify Mr. Coleal’s and Mr. Pilla’s compensation was made to reflect certain changes of job scope and to ensure alignment with the Company’s pay philosophy, framework and retention plans. The decision is also the result of an extensive review by the Board’s Compensation Committee (the “Compensation Committee”) of the compensation of senior executive officers of the Company’s peer group of several aerospace and other industrial manufacturing companies included in a benchmarking analysis conducted by Towers Watson, the Company’s compensation consultants.

Commencing May 3, 2013, (i) Mr. Coleal will receive an annual base salary of $585,000 and (ii) Mr. Pilla will receive an annual base salary of $350,000. In addition, the percentages of Mr. Coleal’s annual base salary for which he will be eligible to receive awards under the Company’s STIP, and the percentages of Mr. Coleal’s and Mr. Pilla’s annual base salaries for which they will be eligible to receive awards under the Company’s LTIP, will be increased from the percentages under their existing compensation arrangements. Under the STIP and LTIP, participants are eligible to receive annual awards based on a stated percentage of their annual base salaries. Under the modified compensation arrangements, Mr. Coleal will be entitled to receive an award under the STIP (in cash and/or Company common stock) with a value equal to 100% of his annual base salary (increased from 90%) if target performance goals are reached and 200% of his annual base salary (increased from 180%) if maximum performance goals are reached. For 2013, annual base salary will be determined on a prorated basis to reflect the increased annual base salaries. If target performance goals are not reached, Mr. Coleal will only be entitled to incentive compensation (if any) otherwise provided to the Company’s executives under the STIP and the Company’s policies. The actual amount payable to Mr. Coleal under the STIP will continue to be dependent upon the achievement of the Company’s performance objectives, which are the same as the objectives established under the plan for other executive officers of Spirit and certain other employee groups. Depending on performance, the actual amount payable to executive officers under the STIP may be less than, greater than or equal to the stated target bonus (and could be zero). The portion of the STIP award that Mr. Coleal receives for 2013 will be prorated based on the portion of the year for which his new compensation arrangements apply.

Under the LTIP, (i) Mr. Coleal will be entitled to receive an award with a value equal to 170% of his annual base salary (increased from 120%) and (ii) Mr. Pilla will be entitled to receive an award with a value equal to 190% of his annual base salary (increased from 170%). The award under the LTIP will continue to be subject to the terms and provisions of the LTIP and terms and conditions (including vesting conditions) established by the Board and the Compensation Committee.  In addition, Mr. Coleal and Mr. Pilla will each be granted an additional LTIP award in 2013 of an amount equal to the aforementioned increased percentages of their respective prorated 2013 base salaries.

Other than as set forth herein, Mr. Coleal’s employment agreement with the Company will continue in full force and effect on its current terms, and Mr. Pilla’s employment arrangements with the Company will continue in full force and effect on their current terms.

Item 5.07  Submission of Matters to a Vote of Security Holders

The Annual Meeting of Stockholders (the “Annual Meeting”) of Spirit AeroSystems Holdings, Inc. (the “Company”) was held on April 30, 2013. Set forth below are the matters acted upon by the Company’s stockholders at the Annual Meeting and the final voting results on each such matter.

1. Election of Directors. Ten persons were nominated by the Board for election as directors of the Company, each to hold office for a one year term expiring at the 2014 Annual Meeting of Stockholders and until his successor is duly elected and qualified. The votes cast for, or withheld, as well as abstentions and broker non-votes, with respect to each nominee, all of whom were elected, were as follows:

Name of Director	Votes For	Votes Withheld/Abstentions	Broker Non-Votes
Charles L. Chadwell	306,397,864	15,277,123	11,788,410
Ivor (Ike) Evans	305,801,553	15,873,434	11,788,410
Paul Fulchino	319,979,295	1,695,692	11,788,410
Richard Gephardt	304,931,005	16,743,982	11,788,410
Robert Johnson	320,178,984	1,496,003	11,788,410
Ronald Kadish	320,607,406	1,067,581	11,788,410
Larry A. Lawson	320,769,307	905,680	11,788,410
Tawfiq Popatia	291,356,911	30,318,076	11,788,410
Francis Raborn	306,401,939	15,273,048	11,788,410
Jeffrey L. Turner	320,414,944	1,260,043	11,788,410

2. Ratification of Appointment of Independent Registered Public Accounting Firm. A resolution that the stockholders ratify the action of the Company’s Audit Committee in selecting and appointing PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2013 was submitted to, and voted upon by, the stockholders. There were 333,102,435 votes in favor of, and 341,401 votes against, said resolution. The holders of 19,561 votes abstained and there were no broker non-votes. Having received the affirmative majority of the votes which all stockholders present, in person or by proxy, at the Annual Meeting were entitled to cast on the matter, the resolution was adopted.

Item 9.01 Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit No.	Exhibit Description

10.1	Retirement and Consulting Agreement and General Release, dated as of May 2, 2013, between Spirit AeroSystems, Inc., Spirit AeroSystems Holdings, Inc. and Jeffrey L. Turner.*

*         Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRIT AEROSYSTEMS HOLDINGS, INC.

Date: May 6, 2013	By:	/s/ Jon D. Lammers
		Name:	Jon D. Lammers
		Title:	Senior Vice President, General Counsel and Secretary